Exhibit 99.1

RH REPORTS THIRD QUARTER FISCAL 2017 FINANCIAL RESULTS

Company Confirms Preliminary Results Announced on November 15, 2017

Corte Madera, CA – December 5, 2017 – RH (NYSE: RH) today announced third quarter fiscal 2017 results and Chairman and Chief Executive Officer, Gary Friedman, provided an update on the Company’s continued evolution and outlook.

RH leadership will host a Q&A conference call at 2:00 p.m. PT (5:00 p.m. ET) today.

Third Quarter Highlights

•	Net revenues increased 8% on top of a 3% increase last year despite an approximate 1% negative impact from Hurricanes Harvey and Irma.
•	Comparable brand revenues increased 6% compared to a 6% decrease last year.
•

GAAP net income increased to $13.2 million despite a negative impact of approximately $1.3 million from Hurricanes Harvey and Irma and includes a positive impact of approximately $2.5 million related to a lower effective tax rate.  This compares to GAAP net income of $2.5 million last year.

•

Adjusted net income increased to $24.4 million despite a negative impact of approximately $1.3 million from Hurricanes Harvey and Irma and includes a positive impact of approximately $2.5 million related to a lower effective tax rate.  This compares to adjusted net income of $8.0 million last year.

•

GAAP diluted earnings per share increased to $0.56 despite a negative impact of approximately $0.05 from Hurricanes Harvey and Irma and includes a positive impact of approximately $0.11 related to a lower effective tax rate.  This compares to GAAP diluted earnings per share of $0.06 last year.

•

Adjusted diluted earnings per share increased to $1.04 despite a negative impact of approximately $0.05 from Hurricanes Harvey and Irma and includes a positive impact of approximately $0.11 related to a lower effective tax rate.  This compares to adjusted diluted earnings per share of $0.20 last year.

To Our People, Partners, and Shareholders,

Our third quarter results are beginning to demonstrate the earnings power of our new membership model, and a dramatically more efficient operating platform. Adjusted net revenues for the quarter increased 8%, despite a 1% negative impact from Hurricanes Harvey and Irma.  Adjusted diluted earnings per share increased 420%, and reached $1.04 for the quarter, despite a $0.05 per share negative impact from the hurricanes and including a $0.11 per share positive impact due to a lower effective tax rate, versus adjusted diluted earnings per share of $0.20 a year ago.

Our core RH business continued to build momentum as comparable brand revenues increased 6% in the quarter, on top of a 6% decrease a year ago, with merchandise margins up sharply versus last year. Investments in our RH Interior Design business, a key benefit of membership, continues to evolve the brand from creating and selling products to conceptualizing and selling spaces, deepening our relationship with customers, and positioning RH as the leading luxury interior design platform in the country.

Regarding our balance sheet, in the second quarter we completed our share buyback program resulting in 20.2 million shares of RH stock repurchased in the first half of fiscal 2017, or 49.5% of the shares outstanding at the beginning of the year.  We believe that our aggregate $1 billion of share repurchases will continue to be an excellent allocation of capital for the long term benefit of our shareholders.  We retired the $100 million second lien term loan in the third quarter, and have approximately $480 million of aggregate debt, outside of our convertible notes that are due June 2019 and June 2020.  Based on our  forecasted cash flow of $420 million to $440 million for fiscal 2017, we expect our leverage ratio to be approximately 4 times trailing 12 month adjusted EBITDA by year end.  Based on continued strong cash flow generation in 2018 and beyond, our current plan is to repay the convertible notes in cash to minimize dilution.  Based on the rapid improvement in our balance sheet over the last six months and the continuing strong performance of our business under the membership model, we currently have multiple low-interest financing options available to us and expect further improvement in our balance sheet and capital mix in the year ahead.

A Simplified and More Efficient Business Model and Operating Platform

Over the past 18 months, we transformed our business from a promotional to a membership model that is enhancing our brand, streamlining our operations, and improving the customer experience. Simultaneously we began the redesign of our supply chain network, rationalizing our product offer, and transitioning inventory into fewer facilities, creating a more capital efficient model.

With 95% of our core RH business now generated from members, we can confidently declare our move from a promotional to a membership model a success.  We currently have approximately 380,000 active RH members, with membership fee income up 37% year-to-date.  Other positive trends we are experiencing include reductions in return, exchange, and cancel rates. We believe that membership has eliminated the frantic buying patterns and associated returns, exchanges, and canceled orders that are the result of a chaotic promotional model. We expect these factors to contribute to improved financial performance through higher conversion of demand into revenue, improved margins and lower costs across our operating platform. We also believe that these changes will result in an overall improvement in our customer experience which should yield additional longer term benefits for our brand. Most importantly, the simplification of our business model is enabling our leaders and team members to identify and act on opportunities that would have otherwise gone unnoticed in the chaos that prevails at many other retailers.

We have previously announced the closure of our distribution facilities in Los Angeles and Dallas.  We completed the closure of the Los Angeles facility in November and expect to close our distribution center in Dallas by fiscal year end.  In total, we will eliminate 1.75 million square feet of distribution space, resulting in savings of approximately $15 million annually.  Moving forward, servicing our business from two coastal distribution centers will result in improved in-stocks, and significantly faster inventory turns. The redesign of our reverse logistics and Outlet business is now 90% complete, enabling us to liquidate customer returns in market, while driving cost savings and margin enhancement of $15 million to $20 million annually.

Our New Design Galleries Have the Potential to Double our Retail Sales in Every Market

Our quest to revolutionize physical retailing by building inspiring spaces that blur the lines between residential and retail, indoors and outdoors, home and hospitality has the potential to double our retail sales in every market.  Our recent openings of RH Toronto, The Gallery in Yorkdale, and RH West Palm, The Gallery at City Center, are the second and third locations to include an integrated Cafe, Wine Vault, and Barista Bar.  There has been an enthusiastic response to our integrated hospitality offering in Toronto and West Palm, with both locations performing similar to the opening weeks and months in Chicago, demonstrating our ability to duplicate our success at the historic 3Arts Club Cafe.  In fact, last week Instagram published its most posted cafes and bakeries for 2017, and our 3Arts Club Cafe ranked 7th in the entire country.  Our ability to seamlessly integrate food, wine, art and design, activates all of the senses, drives significant traffic into our galleries, and creates a customer experience that cannot be replicated online.

As previously communicated, due to the disruption caused by the ongoing street construction in the Meatpacking District, we have decided to delay the opening of the New York Design Gallery until the Spring-Summer of 2018.  We expect an approximate $9 million negative revenue impact from the delay, and a corresponding $1.5 million reduction to adjusted net income in the fourth quarter, both of which are included in our fourth quarter guidance.  We will continue operating our Flatiron Gallery until the new Meatpacking Gallery opens.

Looking Forward, Driving High Quality, Sustainable Growth

Looking forward, we are forecasting margins to rise and costs to fall as we cycle our efforts to reduce inventory, and benefit from the efficiencies of our new operating model.  As discussed at our Investor Day, we will remain focused on optimizing the profitability of our new platform, and will be managing the business with a bias for earnings versus revenue growth. We plan to restrain ourselves from chasing low quality revenues, and instead focus on building a superior operating model that will enable us to compete and win over the long-term.  It is becoming clear to us, as we witness the continued failures of high growth - no profit, online pure plays, that the complexities and costs of scaling a furniture business will favor those who have control of their brand from concept to customer, build an integrated multi-channel platform with a superior logistics network, and offer the customer a compelling physical and digital experience.

To that point, in fiscal 2018, we believe we have a clear line of sight toward achieving net revenue growth in the range of 8% to 9% on a comparable 52-week basis and adjusted operating margins in the range of 9% to 10%, while generating free cash flow in excess of $240 million.  Inventory will again be a source of cash in fiscal 2018, and we anticipate lower real estate capital expenditures, as we move from a leasing to a development model, where we recoup our investments through a sale-leaseback arrangement.  In total, we are forecasting fiscal 2018 net capital expenditures to be in the range of $65 million to $75 million.

We remain confident in reaching our long term goal of $4 billion to $5 billion in North American revenues with industry leading operating margins and returns on invested capital. We also believe there is tremendous potential for the RH brand internationally, and we are currently exploring opportunities to open our first Gallery in London.

Building a Brand with No Peer, and a Customer Experience That Cannot be Replicated Online

We do understand that many of the strategies we are pursuing - opening the largest specialty retail experiences in our industry while most are shrinking the size of their retail footprint and closing stores; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs; and refusing to follow the herd in self-promotion on social media platforms, instead allowing our brand to be defined by the taste, style, design and quality of the products and experiences we are creating - are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

We believe when you step back and consider; one, we are building a brand with no peer; two, we are creating a customer experience that cannot be replicated online; and three, we have total control of our brand from concept to customer, you realize what we are building is extremely rare in today’s retail landscape, and we would argue, will also prove to be equally valuable.

Lastly, we are deeply grateful for our people and partners whose passion and persistence bring our vision and values to life each day, as we pursue our quest to become one of the most admired brands in the world.

Carpe Diem,

Gary

Gary Friedman

Chairman and Chief Executive Officer

Fourth Quarter and Fiscal 2017 Outlook

•

Fourth quarter adjusted net income in the range of $37 million to $41 million despite an approximate $1.5 million negative impact as a result of the Company’s decision to delay the opening of its New York Design Gallery to Spring-Summer 2018.  This outlook assumes an approximate $2 million tax benefit which corresponds to an expected 35% tax rate.  Due to the recent increases in the Company’s stock price and its impact on the fully diluted share count, the Company is providing a table to assist in estimating diluted shares outstanding and adjusted diluted earnings per share.

•	Fourth quarter net revenues in the range of $655 million to $680 million despite a $9 million negative impact due to the Company’s decision to delay the opening of its New York Design Gallery.
•	Fiscal 2017 adjusted net income in the range of $83 million to $87 million despite the Company’s decision to delay the opening of its New York Design Gallery.
•	Fiscal 2017 net capital expenditures in the range of $120 million to $130 million.
•	Fiscal 2017 free cash flow in the range of $420 million to $440 million.

Preliminary 2018 Outlook

•

Net revenues in the range of $2.58 billion to $2.62 billion, representing growth of 6% to 7% on a 52-week vs 53-week basis.  On a comparable 52-week vs 52-week basis, net revenue growth is expected to be in the range of 8% to 9%.

•	Adjusted operating margin in the range of 9% to 10%.
•	Adjusted net income in the range of $125 million to $145 million.
•	Net capital expenditures in the range of $65 million to $75 million.
•	Free cash flow in excess of $240 million.

Q&A Conference Call Information

Accompanying this release, RH leadership will host a live question and answer conference call at 2:00 p.m. PT (5:00 p.m. ET).  Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.rh.com. A replay of the question and answer session conference call will be available through December 18, 2017 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 6199665, as well as on the Company’s investor relations website.

About RH

RH (NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com, RHModern.com, and Waterworks.com.

Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted net income, adjusted diluted earnings per share, free cash flow and adjusted operating margin (collectively, “non-GAAP financial measures”).  We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.  The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.  The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws, including statements related to: our future financial outlook and guidance for the fourth quarter of fiscal 2017, for fiscal 2017 and for fiscal 2018, including net revenues, adjusted net revenues, adjusted net income, adjusted diluted earnings per share, adjusted operating margins, free cash flow, leverage ratio, net revenue growth and net capital expenditures; various estimates of diluted shares outstanding and adjusted diluted earnings per share based on assumptions about average stock prices; assumptions regarding the potential future stock price of our common stock and expectations concerning stock price appreciation; the impact of stock price and other factors like option exercise levels on estimated diluted shares outstanding and on our effective tax rate; the estimated reduction in adjusted net revenues and adjusted net income as a result of the delayed opening of the New York Design Gallery; our future tax rate; our planned closing of our Dallas distribution center and related estimated cost savings; our ability to improve in-stocks and inventory turns by servicing our business from two coastal distribution centers; estimated cost savings and margin enhancement associated with the pending completion of our redesign of reverse logistics and Outlet business; our ability to drive growth and position ourselves as the leading luxury interior design platform in the country; the anticipated timing of the opening our New York Design Gallery in Spring-Summer of 2018; our continued operation of our Flatiron Gallery; our belief that our stock repurchases in the first and second quarters of 2017 will continue to be an excellent allocation of capital for the long-term benefit for our shareholders; our plan to pay down our convertible notes from cash to minimize dilution; our belief that, based on the rapid improvement in our balance sheet over the last six months and the continuing strong performance of our business under the membership model, we currently have multiple low-interest financing options available to us; our expectation of further improvement in our balance sheet and capital mix in the year ahead; our belief that our new Design Galleries have the potential to double our retail sales in every market; our focus on optimizing the profitability of our new platform and our managing the business with a bias for earnings versus revenue growth; the benefits of building a multi-channel platform with a compelling physical experience and a superior logistics network; our expectation that margins will rise and costs will fall as we cycle our efforts to reduce inventory and benefit from our new operating model; our expectation that inventory will again be a source of cash in fiscal 2018; anticipated lower real estate capital expenditures as we move from a leasing to a development model, where we recoup our investments through a sale-leaseback arrangement; the benefits of moving from a promotional to a membership model; trends we are experiencing including reductions in returns and exchange and cancel rates; our expectation that factors relating to our membership model will contribute to improved financial performance through higher conversion of demand into revenue, improved margins and lower costs across our operating platform, as well as an overall improvement in our customer experience; the benefits of the simplification of our business model; our potential for the RH brand internationally and our opportunities to open a Gallery in London; our building of a rare and valuable company and a brand with no peer and a customer experience that cannot be replicated online; our expectation of reaching our long term goal of $4 billion to $5 billion in North American revenues with industry leading operating margins, and returns on invested capital; any financial or operational factors or results that are described as short term, one-time, non-recurring or unusual (as similar operational or financial factors may adversely affect the Company’s future results including as a result of charges, costs and other items that may occur in one or more subsequent financial reporting periods), and any statements or assumptions underlying any of the foregoing.   You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations or the assumptions set forth in this release include, among others, our ability to retain key personnel; successful implementation of our growth strategy; our ability to leverage Waterworks; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; our decisions concerning the allocation of capital; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RH

REVENUE METRICS

(Unaudited)

	Three Months Ended
	October 28, 2017	October 29, 2016
Stores as a percentage of net revenues	58%	56%
Direct as a percentage of net revenues	42%	44%
Growth in net revenues:
Stores	12%	9%
Direct	3%	-3%
Total	8%	3%
Comparable brand revenue growth	6%	-6%

See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.

RH

RETAIL GALLERY METRICS

(Unaudited)

As of October 28, 2017, the Company operated a total of 84 retail Galleries, consisting of 48 legacy Galleries, 6 larger format Design Galleries, 9 next generation Design Galleries, 1 RH Modern Gallery and 5 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and in the U.K. This compares to a total of 85 retail Galleries, consisting of 51 legacy Galleries, 6 larger format Design Galleries, 7 next generation Design Galleries, 1 RH Modern Gallery and 5 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and in the U.K., as of October 29, 2016.

In addition, as of October 28, 2017, the Company operated 31 outlet stores compared to 28 as of October 29, 2016.

	Three Months Ended
	October 28, 2017		October 29, 2016
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	85	915	84	776
Retail Galleries opened:
Yorkdale next generation Design Gallery	1	43.3	—	—
Leawood next generation Design Gallery	—	—	1	33.5
Waterworks San Francisco Showroom	—	—	1	5.8
Austin next generation Design Gallery	—	—	1	39.6
Las Vegas next generation Design Gallery	—	—	1	47.6
Retail Galleries closed:
Toronto (Bay View) Legacy Gallery	(1)	(6.0)	—	—
Toronto (Yonge Street) Legacy Gallery	(1)	(8.6)	—	—
Kansas City Legacy Gallery	—	—	(1)	(9.9)
Waterworks - Kansas Street, SF	—	—	(1)	(2.0)
Austin Legacy Gallery	—	—	(1)	(6.2)
End of period	84	944	85	884
% Growth		7%		30%

Weighted-average leased selling square footage		918		816
% Growth		12%		31%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.
Total leased square footage as of October 28, 2017 and October 29, 2016 was 1,276,000 and 1,208,000, respectively.
Weighted-average leased square footage for the three months ended October 28, 2017 and October 29, 2016 was 1,250,000 and 1,146,000, respectively.
Retail sales per leased selling square foot for the three months ended October 28, 2017 and October 29, 2016 was $329 and $330, respectively.

RH

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Nine Months Ended
	October 28, 2017	% of Net Revenues	October 29, 2016	% of Net Revenues	October 28, 2017	% of Net Revenues	October 29, 2016	% of Net Revenues
Net revenues	$592,473	100.0%	$549,328	100.0%	$1,769,879	100.0%	$1,548,165	100.0%
Cost of goods sold	378,148	63.8%	373,509	68.0%	1,179,485	66.6%	1,065,032	68.8%
Gross profit	214,325	36.2%	175,819	32.0%	590,394	33.4%	483,133	31.2%
Selling, general and administrative expenses	171,163	28.9%	160,433	29.2%	528,213	29.9%	457,207	29.5%
Income from operations	43,162	7.3%	15,386	2.8%	62,181	3.5%	25,926	1.7%
Other expenses
Interest expense—net	18,915	3.2%	11,091	2.0%	45,496	2.5%	32,528	2.1%
Loss on extinguishment of debt	4,880	0.8%	—	—%	4,880	0.3%	—	—%
Total other expenses	23,795	4.0%	11,091	2.0%	50,376	2.8%	32,528	2.1%
Income (loss) before income taxes	19,367	3.3%	4,295	0.8%	11,805	0.7%	(6,602)	-0.4%
Income tax expense (benefit)	6,216	1.1%	1,778	0.3%	9,886	0.6%	(2,567)	-0.1%
Net income (loss)	$13,151	2.2%	$2,517	0.5%	$1,919	0.1%	$(4,035)	-0.3%

Weighted-average shares used in computing basic net income (loss) per share	21,221,848		40,730,059		29,076,556		40,653,091
Basic net income (loss) per share	$0.62		$0.06		$0.07		$(0.10)

Weighted-average shares used in computing diluted net income (loss) per share	23,535,617		40,926,450		30,593,382		40,653,091
Diluted net income (loss) per share	$0.56		$0.06		$0.06		$(0.10)

RH

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
GAAP net income (loss)	$13,151	$2,517	$1,919	$(4,035)
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	—	—	3,813	—
Cost of goods sold:
Recall accrual [a]	3,552	—	4,315	—
Impact of inventory step-up [b]	248	1,786	2,108	5,187
Distribution center closures [c]	497	—	497	—
Legal claim [d]	—	—	—	7,729
Selling, general and administrative expenses:
Non-cash compensation [e]	—	—	23,872	3,672
Distribution center closures [c]	1,365	—	1,365	—
Recall accrual [a]	—	—	157	—
Gain on sale of building and land [f]	(819)	—	(2,119)	—
Reorganization related costs [g]	—	974	—	5,698
Acquisition related costs [h]	—	—	—	2,847
Legal claim [d]	—	—	—	972
Other expenses:
Amortization of debt discount [i]	6,879	6,629	20,384	19,550
Loss on extinguishment of debt [j]	4,880	—	4,880	—
Subtotal adjusted items	16,602	9,389	59,272	45,655
Impact of income tax on adjusted items [k]	(5,329)	(3,887)	(15,272)	(17,759)
Adjusted net income [l]	$24,424	$8,019	$45,919	$23,861

[a]

Represents costs and inventory charges associated with a product recall initiated in the second quarter of fiscal 2017, as well as an adjustment in the nine months ended October 28, 2017 of the recall accrual related to certain product recalls initiated in the fourth quarter of fiscal 2016.

[b]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[c]

Represents severance expense and certain inventory transfer costs associated with two distribution center closures, one of which was completed in November 2017 and one which is expected to occur in January 2018.

[d]

Represents the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.

[e]

Represents non-cash compensation charges related to a fully vested option grant made to Mr. Friedman in May 2017 and the fully vested option grants made in connection with our acquisition of Waterworks in May 2016.

[f]

Represents the gain on the sale of building and land. As we entered into a short-term lease agreement to lease the property subsequent to the sale, the total gain associated with the sale of this property was amortized over a five month period.

[g]

Represents costs associated with a reorganization, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.

[h]	Represents costs incurred in connection with our acquisition of Waterworks including professional fees.
[i]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.8 million and $0.6 million during the three months ended October 28, 2017 and October 29,

2016, respectively. Amounts are presented net of interest capitalized for capital projects of $2.3 million and $1.9 million during the nine months ended October 28, 2017 and October 29, 2016, respectively.

[j]	Represents the loss on extinguishment of debt related to the second lien term loan which was repaid in full in October 2017.
[k]

The adjustment for the three months ended October 28, 2017 represents the tax effect of the adjusted items based on our effective tax rate of 32.1%. The nine months ended October 28, 2017 includes an adjustment to calculate income tax expense at an adjusted tax rate of 35.4%, which is calculated based on the weighted-average fiscal 2017 quarterly adjusted effective tax rates. The adjustments for the three and nine months ended October 29, 2016 represent the tax effect of the adjusted items based on our effective tax rates of 41.4% and 38.9%, respectively.

[l]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Diluted net income (loss) per share	$0.56	$0.06	$0.06	$(0.10)

Pro forma diluted net income (loss) per share [a]	$0.56	$0.06	$0.06	$(0.10)
EPS impact of adjustments (pre-tax) [b]:
Non-cash compensation	$—	$—	$0.78	$0.09
Amortization of debt discount	0.29	0.17	0.67	0.48
Recall accrual	0.15	—	0.27	—
Loss on extinguishment of debt	0.21	—	0.16	—
Impact of inventory step-up	0.01	0.04	0.07	0.13
Distribution center closures	0.08	—	0.06	—
Gain on sale of building and land	(0.03)	—	(0.07)	—
Legal claim	—	—	—	0.21
Reorganization related costs	—	0.02	—	0.14
Acquisition related costs	—	—	—	0.07
Subtotal adjusted items	0.71	0.23	1.94	1.12
Impact of income tax items [b]	(0.23)	(0.09)	(0.50)	(0.44)
Adjusted diluted net income per share [c]	$1.04	$0.20	$1.50	$0.58

[a]	Pro forma diluted net loss per share for the nine months ended October 29, 2016 is calculated based on GAAP net loss and pro forma diluted weighted-average shares of 40,892,878.
[b]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[c]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net revenues	$592,473	$549,328	$1,769,879	$1,548,165
Recall accrual [a]	—	—	3,813	—
Adjusted net revenues [b]	$592,473	$549,328	$1,773,692	$1,548,165

Gross profit	$214,325	$175,819	$590,394	$483,133
Recall accrual [a]	3,552	—	8,128	—
Impact of inventory step-up [a]	248	1,786	2,108	5,187
Distribution center closures [a]	497	—	497	—
Legal claim [a]	—	—	—	7,729
Adjusted gross profit [b]	$218,622	$177,605	$601,127	$496,049

Gross margin [c]	36.2%	32.0%	33.4%	31.2%
Adjusted gross margin [c]	36.9%	32.3%	33.9%	32.0%

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

RH

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING

INCOME AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net income (loss)	$13,151	$2,517	$1,919	$(4,035)
Interest expense—net	18,915	11,091	45,496	32,528
Loss on extinguishment of debt	4,880	—	4,880	—
Income tax expense (benefit)	6,216	1,778	9,886	(2,567)
Operating income	43,162	15,386	62,181	25,926
Non-cash compensation [a]	—	—	23,872	3,672
Recall accrual [a]	3,552	—	8,285	—
Impact of inventory step-up [a]	248	1,786	2,108	5,187
Distribution center closures [a]	1,862	—	1,862	—
Gain on sale of building and land [a]	(819)	—	(2,119)	—
Legal claim [a]	—	—	—	8,701
Reorganization related costs [a]	—	974	—	5,698
Acquisition related costs [a]	—	—	—	2,847
Adjusted operating income [b]	$48,005	$18,146	$96,189	$52,031

Net revenues	$592,473	$549,328	$1,769,879	$1,548,165
Adjusted net revenues [c]	$592,473	$549,328	$1,773,692	$1,548,165

Operating margin [c]	7.3%	2.8%	3.5%	1.7%
Adjusted operating margin [c]	8.1%	3.3%	5.4%	3.4%

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

RH

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 28, 2017	January 28, 2017	October 29, 2016
			As Revised [a]
ASSETS
Cash and cash equivalents	$22,162	$87,023	$47,135
Short-term investments	—	142,677	170,153
Merchandise inventories	557,345	752,304	776,586
Asset held for sale	—	4,900	—
Other current assets	109,488	151,353	149,639
Total current assets	688,995	1,138,257	1,143,513
Long-term investments	—	33,212	21,056
Property and equipment—net	778,320	682,056	656,569
Goodwill and intangible assets	276,279	274,360	276,568
Other non-current assets	57,972	64,635	50,304
Total assets	$1,801,566	$2,192,520	$2,148,010

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$252,569	$226,980	$222,788
Deferred revenue, customer deposits and other current liabilities	217,188	189,189	188,342
Total current liabilities	469,757	416,169	411,130
Asset based credit facility	341,000	—	—
Term loan—net	79,471	—	—
Convertible senior notes due 2019—net	323,828	312,379	308,649
Convertible senior notes due 2020—net	248,633	235,965	231,876
Financing obligations under build-to-suit lease transactions	230,259	203,015	193,277
Other non-current obligations	133,894	105,123	100,900
Total liabilities	1,826,842	1,272,651	1,245,832

Stockholders’ equity (deficit)	(25,276)	919,869	902,178
Total liabilities and stockholders’ equity (deficit)	$1,801,566	$2,192,520	$2,148,010

[a]

During the fourth quarter of fiscal 2016 management determined that we had incorrectly reported negative cash balances due to outstanding checks in the accounts payable and accrued expenses financial statement line item in our consolidated balance sheets without properly applying the limited right of offset against cash and cash equivalents. The revision decreased cash and cash equivalents and accounts payable and accrued expenses by $8.3 million as of October 29, 2016.

RH

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	October 28, 2017	October 29, 2016
		As Revised [a]
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,919	$(4,035)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	51,092	41,248
Other non-cash items	74,516	53,611
Change in assets and liabilities—net of acquisition:
Merchandise inventories	190,620	(23,261)
Accounts payable, accrued expenses and other	68,615	(86,548)
Net cash provided by (used in) operating activities	386,762	(18,985)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(89,600)	(108,145)
Proceeds from sale of assets held for sale—net	15,123	—
Net proceeds from (purchases of) investments	175,801	(39,133)
Acquisition of business—net of cash acquired	—	(116,100)
Net cash provided by (used in) investing activities	101,324	(263,378)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under asset based credit facility	341,000	—
Net borrowings under term loans	80,000	—
Net borrowings under promissory and equipment security notes	33,159	—
Debt issuance costs	(8,298)	—
Repurchases of common stock—including commissions	(1,000,326)	—
Net equity related transactions	10,488	(2,049)
Other financing activities	(8,992)	(262)
Net cash used in financing activities	(552,969)	(2,311)
Effects of foreign currency exchange rate translation	22	342
Net decrease in cash and cash equivalents	(64,861)	(284,332)
Cash and cash equivalents
Beginning of period	87,023	331,467
End of period	$22,162	$47,135

[a]

During the fourth quarter of fiscal 2016 management determined that we had incorrectly reported negative cash balances due to outstanding checks in the accounts payable and accrued expenses financial statement line item in our consolidated balance sheets without properly applying the limited right of offset against cash and cash equivalents. The revision decreased net cash provided by operating activities by $10.1 million for the nine months ended October 29, 2016.

RH

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Nine Months Ended
	October 28, 2017	October 29, 2016
		As Revised [a]
Net cash provided by (used in) operating activities	$386,762	$(18,985)
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(89,600)	(108,145)
Payments on build-to-suit lease transactions	(8,734)	—
Payments on capital leases	(258)	(262)
Proceeds from sale of assets held for sale—net	15,123	—
Free cash flow [b]	$303,293	$(127,392)

[a]

During the fourth quarter of fiscal 2016 management determined that we had incorrectly reported negative cash balances due to outstanding checks in the accounts payable and accrued expenses financial statement line item in our consolidated balance sheets without properly applying the limited right of offset against cash and cash equivalents. The revision decreased net cash provided by operating activities by $10.1 million for the nine months ended October 29, 2016.

[b]

Free cash flow is calculated as net cash provided by (used in) operating activities and net proceeds from sale of assets held for sale, less capital expenditures, construction related deposits, purchase of trademarks and domain names, payments on build-to-suit lease transactions and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

FOURTH QUARTER AND FISCAL 2017 OUTLOOK

(In millions, except per share data)

RH’s fiscal 2017 will include 53 weeks compared to the prior fiscal year which included 52 weeks. The Company is providing the following outlook for the fourth quarter and fiscal 2017:

	Fourth Quarter 2017	Fiscal Year 2017
Adjusted net revenues	$655 – $680	$2,429 – $2,454
% growth vs. prior year	11% – 15%	14% – 15%

Adjusted gross margin (% of net revenues)	37.1% – 37.4%	34.7% – 34.9%

Adjusted selling, general, and administrative expenses (% of net revenues)	26.8% – 27.0%	28.0% – 28.1%

Adjusted operating income	$66 – $72	$162 – $169
% growth vs. prior year	30% – 42%	58% – 64%

Adjusted operating margin (% of net revenues)	10.1% – 10.6%	6.7% – 6.9%

Adjusted net income	$37 – $41	$83 – $87
% growth vs. prior year	33% – 48%	60% – 68%

Capital expenditures		$120 – $130
Asset sales		$15
Free cash flow		$420 – $440

Note: RH’s fiscal 2017 will include 53 weeks compared to the prior fiscal year which included 52 weeks. The extra week in fiscal 2017 is expected to add approximately $44 million to $46 million in net revenues for the fourth quarter and fiscal year. The Company’s adjusted net income does not include certain charges and costs. The adjustments to net revenues, gross margin, selling, general and administrative expenses, operating income, operating margin and net income in future periods are generally expected to be similar to the kinds of charges and costs excluded from such non-GAAP financial measures in prior periods, such as unusual non-cash and other compensation expense; one-time income tax expense or benefits; legal claim related expenses; recall accruals; reorganization costs including severance costs and related taxes; non-cash amortization of debt discount; and charges and costs in connection with the acquisition of Waterworks, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company’s adjusted net revenues, adjusted gross margin, adjusted selling, general and administrative expenses, adjusted operating income, adjusted operating margin and adjusted net income. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

RH

ANTICIPATED IMPACT OF STOCK PRICE ON DILUTED SHARES OUTSTANDING

(In millions, except per share data)

	Average Fourth Quarter 2017 Stock Price
	$80.00	$100.00	$120.00	$140.00	$160.00	$180.00	$200.00
Midpoint of Q4 2017 adjusted net income guidance	$39.0	$39.0	$39.0	$39.0	$39.0	$39.0	$39.0

Q4 2017 Diluted shares outstanding	24.6	25.7	26.6	27.2	27.7	30.2	31.3

Q4 2017 Adjusted earnings per share	$1.59	$1.52	$1.47	$1.43	$1.41	$1.29	$1.25

	Implied Average Fiscal 2017 Stock Price
	$61.00	$66.00	$71.00	$76.00	$81.00	$86.00	$91.00
Midpoint of Fiscal 2017 adjusted net income guidance	$85.0	$85.0	$85.0	$85.0	$85.0	$85.0	$85.0

Fiscal 2017 Diluted shares outstanding	29.1	29.5	29.9	30.2	30.6	30.9	31.2

Fiscal 2017 Adjusted earnings per share	$2.92	$2.88	$2.84	$2.81	$2.78	$2.75	$2.72

Note: The table above is intended to demonstrate the impact of increasing stock prices on our diluted shares outstanding due to 1) additional in-the-money options and 2) the higher cost of acquired shares under the treasury stock method. At stock prices in excess of $172, we will incur dilution related to the convertible notes and our obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates.